Exhibit 3.148

[STAMP]

The filed stamp is dated

April 29, 1994

ARTICLES OF INCORPORATION

OF

HARRAH’S WHEELING CORPORATION

FIRST: The name of the corporation is

HARRAH’S WHEELING CORPORATION

SECOND: Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD: The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without par value.

FOURTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

NAMES	ADDRESSES
Michael D. Rose	1023 Cherry Road Memphis, TN 38117

Philip G. Satre	1023 Cherry Road Memphis, TN 38117

FIFTH: The names and addresses of each of the incorporators signing the articles of incorporation are as follows:

NAMES	ADDRESSES
K. M. Odum	906 Olive Street St. Louis, MO 63101
K. M. Rheinecker	906 Olive Street St. Louis, MO 63101
K. B. Lohnes	906 Olive Street St. Louis, MO 63101

SIXTH: No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of his fiduciary duty as a director or officer, except that this provision (on shall not eliminate or limit the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

(b) The payment of distribution in violation of NRS 78.300.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 24th day of April, 1994.

/s/ K. M. Odum
K. M. Odum, Incorporator

/s/ K. M. Rheinecker
K. M. Rheinecker, Incorporator

/s/ K. B. Lohnes
K. B. Lohnes, Incorporator

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 584 6708 Website: secretaryofstate.blz	Filed Stamp July 16, 2004 [STAMP]

Certificate of Amendment
(PURSUANT TO NRS 78-385 and 78.390)

Important: Read attached instructions before completing form.	ILLEGIBLE

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Harrah’s Wheeling Corporation

2. The articles have been amended as follows (provide article numbers, if available):

FIRST: The name of the corporation is Harrah’s Investments, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Unanimous

4. Effective date of filing (optional):
ILLEGIBLE

5. Officer Signature (required):	/s/ ILLEGIBLE
Dennis Gallagher, Assistant Secretary

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	ILLEGIBLE